Exhibit (a)(1)

                     OFFER TO PURCHASE FOR CASH ANY AND ALL
                                      UNITS
                                       OF
                RESOURCES ACCRUED MORTGAGE INVESTORS LP SERIES 86
                                       AT
                                 $7.50 per Unit

       SUTTER OPPORTUNITY FUND 2, LLC; and SUTTER CAPITAL MANAGEMENT, LLC
                               (the "Purchasers")

             THE OFFER, WITHDRAWAL RIGHTS AND PRORATION PERIOD WILL EXPIRE AT 12:00 MIDNIGHT, PACIFIC STANDARD TIME, ON DECEMBER 14, 2001, UNLESS THE OFFER IS EXTENDED.

The Purchasers hereby seek to acquire Units of limited partnership interest (the "Units") in RESOURCES ACCRUED MORTGAGE INVESTORS LP SERIES 86, a Delaware limited partnership (the "Partnership"). The Purchasers are not affiliated with the Partnership or its General Partners. The Purchasers hereby offer to purchase all outstanding Units at a purchase price equal to $7.50 per Unit, in cash, without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase (the "Offer to Purchase") and in the related Letter of Transmittal, as each may be supplemented or amended from time to time (which together constitute the "Offer"). The Offer commenced on November 14, 2001 and will expire on December 14, 2001, or such other date to which this Offer may be extended (the "Expiration Date").


In addition to the other conditions to the Offer set forth in Section 13 below, Unit holders should be aware that the Purchasers shall not be required to accept for payment or to pay for any Units tendered unless: (i) as of the Expiration Date, the Purchasers have received and accepted for payment valid tenders of a minimum of 165,001 Units (referred to below as the "Minimum Offer"); (ii) the General Partners have recommended acceptance of the Offer; (iii) no distributions are made or declared by the Partnership prior to the Expiration Date; (iv) the Partnership provides the Purchasers with a current mailing list of Unit holders with which to conduct solicitation of the Offer; (v) the General Partners and Partnership agree to waive any and all transfer fees and expenses in connection with transfers of tendered Units and have approved transfer of all such Units; and (vi) as of the Expiration Date, the Partnership has neither disposed of nor entered into any agreement to dispose of any of the assets held by the Partnership as of the Offer Date. The Purchasers have contacted the General Partners, and the General Partners have advised the Purchaser that, if the Offer is made on the terms set forth herein, the General Partners would cause conditions (ii), (iv), (v) and (vi) to be satisfied.

Tender of Units will include the tender of any and all securities into which the Units may be converted or exchanged, and any securities distributed with respect to the Units, by way of stock dividend or otherwise, from and after the Offer Date.

The 330,004 Units sought pursuant to the Offer represent all of the Units outstanding as of June 30, 2001. The Purchasers currently beneficially own no Units. The total of 330,004 Units is sometimes referred to below as the "Maximum Offer."

Holders of Units ("Unit holders") are urged to consider the following factors:

             - Unit holders who tender their Units will give up the opportunity to participate in any future benefits from the ownership of Units, including potential future distributions by the Partnership.

             - The Purchasers are making the Offer for investment purposes and with the intention of making a profit from the ownership of the Units. In establishing the purchase price of $7.50 per Unit, the Purchasers are motivated to establish the lowest price which might be acceptable to Unit holders consistent with the Purchaser' objectives. There is no public market for the Units and the Units therefore do not have a readily ascertainable market value. Solely for the purposes of establishing an Offer Price, the Purchasers have calculated an estimated net asset liquidation value of approximately $7.36 per Unit based on the value of the assets of the Partnership. The



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                     Purchasers are not in the business of real estate
                     appraisal, have obtained no independent valuation of the Units and can give no assurance that the estimated valuation would bear any relationship to actual liquidation values that might be realized by the Partnership.

             - As a result of consummation of the Offer, the Purchasers would be in a position to control all Partnership decisions on which Unit holders may vote. The Purchasers will vote the Units acquired in the Offer in their own interest, which may be different from or in conflict with the interests of the remaining Unit holders.

             - The Depositary, Sutter Capital Management, LLC,, is an affiliate of the Purchaser. No independent party will hold securities tendered until the offer closes and payment is made. Because there is no independent intermediary to hold the Purchasers' funds and tendered securities, the Purchasers may have access to the securities before all conditions to the Offer have been satisfied and selling Unit holders have been paid.

IF UNITS IN EXCESS OF THE MINIMUM OFFER ARE VALIDLY TENDERED AND NOT WITHDRAWN, THE PURCHASERS WILL ACCEPT FOR PURCHASE ALL VALIDLY TENDERED UNITS, SUBJECT TO THE TERMS AND CONDITIONS HEREIN. A UNIT HOLDER MAY TENDER ANY OR ALL UNITS OWNED BY SUCH UNIT HOLDER.

The Purchasers expressly reserve the right, in their sole discretion, at any time and from time to time prior to the Expiration Date, (i) to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Units, (ii) upon the occurrence of any of the conditions specified in Section 13 of this Offer to Purchase, to terminate the Offer and not accept for payment any Units not theretofore accepted for payment or paid for, or to delay the acceptance for payment of, or payment for, any Units not theretofore accepted for payment or paid for, and (iii) to amend the Offer in any respect. Notice of any such extension, termination or amendment will promptly be disseminated to Unit holders in a manner reasonably designed to inform Unit holders of such change in compliance with Rule 14d-4(c) under the Securities Exchange Act of 1934 (the "Exchange Act"). In the case of an extension of the Offer, such extension will be followed by a press release or public announcement which will be issued no later than 9:00 a.m., Eastern Standard Time, on the next business day after the scheduled Expiration Date, in accordance with Rule 14e-1(d) under the Exchange Act.

November 14, 2001



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



IMPORTANT

Any Unit holder desiring to tender any or all of such Unit holder's Units should complete and sign the Letter of Transmittal (a copy of which is enclosed with this Offer to Purchase, printed on blue paper) in accordance with the instructions in the Letter of Transmittal and mail, deliver or telecopy the Letter of Transmittal and any other required documents to Sutter Capital Management, LLC (the "Depositary"), at the address or facsimile number set forth below.

                         Sutter Capital Management, LLC
                           150 Post Street, Suite 320,
                         San Francisco, California 94108
                      Facsimile Transmission: 415-788-1515

Questions or requests for assistance or additional copies of this Offer to Purchase or the Letter of Transmittal may be directed to the Purchasers at 415-788-1441.
---------------------------

NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION OR ANY REPRESENTATION ON BEHALF OF THE PURCHASERS OR TO PROVIDE ANY INFORMATION OTHER THAN AS CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL. NO SUCH RECOMMENDATION, INFORMATION OR REPRESENTATION MAY BE RELIED UPON AS HAVING BEEN AUTHORIZED.
---------------------------

The Partnership is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is required to file reports and other information with the Commission relating to its business, financial condition and other matters. Such reports and other information are available on the Commission's electronic data gathering and retrieval (EDGAR) system, at its internet web site at www.sec.gov, may be inspected at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and are available for inspection and copying at the regional offices of the Commission located in Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and at 233 Broadway, New York, New York. Copies of such material can also be obtained from the Public Reference Room of the Commission in Washington, D.C. at prescribed rates.

The Purchasers have filed with the Commission a Tender Offer Statement on Schedule TO (including exhibits) pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, furnishing certain additional information with respect to the Offer. Such statement and any amendments thereto, including exhibits, may be inspected and copies may be obtained from the offices of the Commission in the manner specified above.




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                                TABLE OF CONTENTS

                                                                            Page

SUMMARY TERM SHEET.............................................................5

INTRODUCTION...................................................................8

TENDER OFFER..................................................................10

Section 1.        Terms of the Offer..........................................10
Section 2.        Acceptance for Payment and Payment for Units................10
Section 3.        Procedures for Tendering Units..............................11
Section 4.        Withdrawal Rights...........................................12
Section 5.        Extension of Tender Period; Termination; Amendment..........12
Section 6.        Federal Income Tax Consequences.............................13
Section 7.        Effects of the Offer........................................14
Section 8.        Future Plans................................................15
Section 9.        The Business of the Partnership.............................15
Section 10.       Conflicts of Interest.......................................19
Section 11.       Certain Information Concerning the Purchaser................19
Section 12.       Source of Funds.............................................20
Section 13.       Conditions of the Offer.....................................20
Section 14.       Certain Legal Matters.......................................21
Section 15.       Fees and Expenses...........................................21
Section 16.       Miscellaneous...............................................22

Schedule I - The Purchasers and Its Principal
















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                               SUMMARY TERM SHEET

 The Purchasers are offering to purchase all outstanding Units for $7.50 per Unit in cash. The following are some of the questions that you, as a Unit holder of the Partnership may have and answers to those questions. The information in this summary is not complete and we urge you to carefully read the remainder of this Offer to Purchase and the accompanying Letter of Transmittal.

WHO IS OFFERING TO BUY MY SECURITIES?

The offer to purchase all outstanding Units is being made by SUTTER OPPORTUNITY FUND 2, LLC and SUTTER CAPITAL MANAGEMENT, LLC. The Purchasers are private entities and SUTTER OPPORTUNITY FUND 2, LLC is managed by SUTTER CAPITAL MANAGEMENT, LLC and its principal Robert Dixon. None of the foregoing is affiliated with the Partnership.

WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THE OFFER?

We are seeking to purchase all outstanding Units of limited partnership interest, which are the "Units" issued to public investors in the Partnership.

Tender of Units will include the tender of any and all securities into which the Units may be converted or exchanged, and any securities distributed with respect to the Units, by way of stock dividend or otherwise, from and after the Offer Date.

HOW MUCH ARE YOU OFFERING TO PAY AND WHAT IS THE FORM OF PAYMENT?

We are offering to pay $7.50 per Unit, net to you in cash. Any distributions made or declared after the Expiration Date would, by the terms of the Offer and as set forth in the Letter of Transmittal, be assigned by tendering Unit holders to the Purchaser. If you tender your Units to us in the Offer, you will not have to pay brokerage fees or similar expenses you might incur in a market sale.

DO YOU HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

If the total amount of Units sought is purchased, the Purchaser' capital commitment will be approximately $2,475,030. The Purchasers have approximately $6 million in liquid net assets at their disposal to fund payment to selling Unit holders.

IS THE FINANCIAL CONDITION OF THE BIDDERS RELEVANT TO MY DECISION ON WHETHER TO TENDER IN THE OFFER?

Because this is a cash offer that is not conditioned on financing being available, and the Purchasers have more than adequate liquid resources, other information concerning the Purchasers' financial condition would seem to have little relevance to your decision.

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

You will have at least until 12:00 midnight, pacific standard time, on December 14, 2001, to decide whether to tender your Units in the Offer. Your tender of Units must be received by the Purchasers on or before the expiration of the Offer to assure acceptance.

CAN THE OFFER BE EXTENDED AND UNDER WHAT CIRCUMSTANCES?

The Offer can be extended in our discretion.

HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

If we extend the offer, we will make a public announcement of the extension, not later than 9:00 a.m., eastern standard time, on the day after the day on which the Offer was scheduled to expire.

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WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER?

We will not be required to purchase any Units tendered unless: (i) as of the Expiration Date, we have received and accepted valid tenders of a minimum of 165,001 Units; (ii) the General Partners have recommended acceptance of the Offer; (iii) no distributions are made or declared by the Partnership prior to the Expiration Date; (iv) the Partnership provides the Purchasers with a current mailing list of Unit holders with which to conduct solicitation of the Offer;
(v) the General Partners and Partnership agree to waive any and all transfer fees and expenses in connection with transfers of tendered Units and have approved transfer of all such Units; and (vi) as of the Expiration Date, the Partnership has neither disposed of nor entered into any agreement to dispose of any of the assets held by the Partnership as of the Offer Date. The Purchasers have contacted the General Partners, and the General Partners have advised the Purchaser that, if the Offer is made on the terms set forth herein, the General Partners would cause conditions (ii), (iv), (v) and (vi) to be satisfied. In addition, we may not be obligated to purchase any Units in the event certain other conditions occur, such as legal or government actions which would prohibit the purchase. Furthermore, we are not obligated to purchase any Units which are validly tendered if, among other things, there is a material adverse change in the Partnership or its business.

HOW DO I TENDER MY UNITS?

To tender your Units, you must deliver a completed Letter of Transmittal (printed on blue paper), to the Depositary at: Sutter Capital Management, LLC, 150 Post Street, Suite 320, San Francisco, California 94108 (Facsimile
Transmission: 415-788-1515), no later than the time the Offer expires.

UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED UNITS?

You can withdraw previously tendered Units at any time until the Offer has expired and, if we have not agreed to accept your Units for payment by January 13, 2002, you can withdraw them at any time after that date and until we do accept your Units for payment.

HOW DO I WITHDRAW PREVIOUSLY TENDERED UNITS?

To withdraw Units, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the Depositary while you still have the right to withdraw the Units.

WHAT DOES THE PARTNERSHIP THINK OF THE OFFER?

The Partnership's management may be expected to respond with the Partnership's position on the offer in the next two weeks. The General Partners have indicated that they would recommend acceptance of the Offer if it were made as proposed by the Purchasers, and this Offer conforms in all respects with the proposed offer. If the General Partners do not recommend acceptance of the Offer, a condition to the Offer will fail to be satisfied, and the Purchasers will not be obligated to consummate any purchases of Units in the Offer.

WILL THE PARTNERSHIP CONTINUE AS A PUBLIC COMPANY?

According to the Partnership's annual report on Form 10-K for the year ended December 31, 2000, "As of March 1, 2001, there were approximately 9,128 holders of Units of Registrant (including the initial limited partner), owning an aggregate of 330,004 Units." Public registration and reporting requirements can be terminated by the Partnership if the number of record holders is below 300 as of any fiscal year end. The Purchasers Offer is for all outstanding Units and their conditions to closing the purchase of any Units require a minimum tender of just more than half the outstanding Units. Based on the Purchasers' experience in similar offers, it remains uncertain that they will receive any response from a significant number of Unit holders. Accordingly, the Purchasers do not believe that the purchase of Units pursuant to the Offer will affect the Units' eligibility for de-registration under the Exchange Act. However, if a greater than expected response does occur, the Units could be eligible for de-registration. If that were to occur, the Purchasers have undertaken to continue the Units as registered securities notwithstanding their status as eligible for de-registration.


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IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY UNITS?

If the Purchasers should acquire Units sought in the Offer, the Purchasers would control any matters subject to the vote of Unit holders. The Purchasers intend to seek an amendment of the Partnership Agreement to permit reinvestment of Partnership cash in additional real estate investments. Accordingly, if the Offer is successful, any Unit holders retaining Units will not receive a liquidating distribution of cash currently held by the Partnership, but will continue their investment in the Partnership for an indefinite period.

WHAT ARE THE PURCHASERS' FUTURE INTENTIONS CONCERNING THE PARTNERSHIP?

The Purchasers currently intend to replace the General Partners with an affiliate of the Purchasers and to amend the Partnership to permit it to reinvest its current cash assets in additional real estate investments. The Purchasers would not seek any liquidation of the Partnership in the near term, but would intend to operate the Partnership indefinitely.

WHAT IS THE MARKET VALUE OF MY UNITS?

According to the Partnership's most recent annual report for the year ended December 31, 2000, "There is no established public trading market for the Units of Registrant. " Based solely on the current cash assets of the Partnership, the Purchasers have calculated an estimated net asset liquidation value of approximately $7.36. The Purchasers believe that the Partnership has little or no equity in its remaining real property and so have not attributed any liquidation value to the property in calculating the liquidation value of the Partnership. The Purchasers are not in the business of real estate appraisal, have obtained no independent valuation of the Units and can give no assurance that this estimated valuation would bear any relationship to actual liquidation values that might be realized by the Partnership. An estimated liquidation value is not necessarily indicative of the market value of the Units, but is set forth here only as the basis on which the Purchasers established the Offer Price.

WHOM CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE TENDER OFFER?

You can call the Purchasers at 415-788-1441.













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TO THE UNIT HOLDERS OF RESOURCES ACCRUED MORTGAGE INVESTORS LP SERIES 86

                                  INTRODUCTION

         The Purchasers hereby offers to purchase all outstanding Units at a purchase price of $7.50 per Unit ("Offer Price"), in cash, without interest, upon the terms and subject to the conditions set forth in the Offer. The total of 330,004 Units is sometimes referred to below as the "Maximum Offer."

         Tender of Units will include the tender of any and all securities into which the Units may be converted or exchanged, and any securities distributed with respect to the Units, by way of stock dividend or otherwise, from and after the Offer Date.

          Unit holders who tender their Units will not be obligated to pay any Partnership transfer fees, or other fees, expenses or commissions in connection with the tender of Units. The Purchasers will require as a condition to the Offer that all transfer costs be waived by the Partnership and the General Partners, and the Purchasers will bear any and all charges and expenses of the Depositary, an affiliate of the Purchaser, as depositary in connection with the Offer.

         For further information concerning the Purchaser, see Section 11 below and Schedule I.

         Neither the Purchasers nor the Depositary is affiliated with the Partnership. The address of the Partnership's principal executive offices is 7 Bulfinch Place, Boston, MA 02114.

Unit holders are urged to consider the following factors:


         - Unit holders who tender their Units will give up the opportunity to participate in any future benefits from the ownership of Units, including potential future distributions by the Partnership.

         - The Purchasers are making the Offer for investment purposes and with the intention of making a profit from the ownership of the Units. In establishing the purchase price of $7.50 per Unit, the Purchasers are motivated to establish the lowest price which might be acceptable to Unit holders consistent with the Purchaser' objectives. There is no public market for the Units and the Units therefore do not have a readily ascertainable market value. Solely for the purposes of establishing an Offer Price, the Purchasers have calculated an estimated net asset liquidation value of approximately $7.36 per Unit based on the value of the assets of the Partnership. The Purchasers are not in the business of real estate appraisal, have obtained no independent valuation of the Units and can give no assurance that the estimated valuation would bear any relationship to actual liquidation values that might be realized by the Partnership.

         - As a result of consummation of the Offer, the Purchasers would be in a position to control all Partnership decisions on which Unit holders may vote. The Purchasers will vote the Units acquired in the Offer in their own interest, which may be different from or in conflict with the interests of the remaining Unit holders.

         - The Depositary, Sutter Capital Management, LLC,, is an affiliate of the Purchaser. No independent party will hold securities tendered until the offer closes and payment is made. Because there is no independent intermediary to hold the Purchasers' funds and tendered securities, the Purchasers may have access to the securities before all conditions to the Offer have been satisfied and selling Unit holders have been paid.

         The Offer will provide Unit holders with an opportunity to liquidate all or a portion of their investment without the usual transaction costs associated with market sales. Unit holders may have a more immediate need to use the cash now tied up in an investment in the Units and wish to sell them to the Purchaser.


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Establishment of the Offer Price

         The Purchasers have set the Offer Price at $7.50 per Unit. In determining the Offer Price, the Purchasers analyzed a number of quantitative and qualitative factors, including:(i) the lack of a secondary market for resales of the Units and the resulting lack of liquidity of an investment in the Partnership; (ii) the estimated value of the Partnership's real estate assets; and (iii) the costs to the Purchasers associated with acquiring the Units.

         According to the Partnership's most recent annual report for the year ended December 31, 2000, "No public trading market presently exists for the Units of the Partnership. The Partnership does not anticipate that a public trading market will exist within the foreseeable future." In addition, based on the Purchasers' review of available secondary market information, it believes that few if any Units have traded on a secondary market during the past six months. Accordingly, the Units do not have a readily ascertainable market value.

         Based solely on the current cash assets of the Partnership, the Purchasers have calculated an estimated net asset liquidation value of approximately $7.36. The Purchasers believe that the Partnership has little or no equity in its remaining real property and so have not attributed any liquidation value to the property in calculating the liquidation value of the Partnership. The Purchasers are not in the business of real estate appraisal, have obtained no independent valuation of the Units and can give no assurance that this estimated valuation would bear any relationship to actual liquidation values that might be realized by the Partnership. An estimated liquidation value is not necessarily indicative of the market value of the Units, but is set forth here only as the basis on which the Purchasers established the Offer Price.

         The Offer Price represents the price at which the Purchasers are willing to purchase Units. No independent person has been retained to evaluate or render any opinion with respect to the fairness of the Offer Price and no representation is made by the Purchasers or any affiliate of the Purchasers as to such fairness. Other measures of the value of the Units may be relevant to Unitholders. Unitholders are urged to consider carefully all of the information contained herein and consult with their own advisors, tax, financial or otherwise, in evaluating the terms of the Offer before deciding whether to tender Units.

General Background Information

         Certain information contained in this Offer to Purchase which relates to, or represents, statements made by the Partnership, has been derived from information provided in reports filed by the Partnership with the Securities and Exchange Commission.

         According to the Partnership's annual report on Form 10-K for the year ended December 31, 2000, "As of March 1, 2001, there were approximately 9,128 holders of Units of Registrant (including the initial limited partner), owning an aggregate of 330,004 Units."

Tendering Unit holders will not be obligated to pay transfer fees, brokerage fees or commissions on the sale of the Units to the Purchasers pursuant to the Offer. The Purchasers will pay all charges and expenses incurred by it in connection with the Offer. The Purchasers desires to purchase all Units tendered by each Unit holder.

         If, prior to the Expiration Date, the Purchasers increases the consideration offered to Unit holders pursuant to the Offer, such increased consideration will be paid with respect to all Units that are purchased pursuant to the Offer, whether or not such Units were tendered prior to such increase in consideration.

         Unit holders are urged to read this Offer to Purchase and the accompanying Letter of Transmittal carefully before deciding whether to tender their Units.

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                                  TENDER OFFER


Section 1. Terms of the Offer. Upon the terms and subject to the conditions of the Offer, the Purchasers will accept for payment and pay for Units validly tendered on or prior to the Expiration Date and not withdrawn in accordance with
Section 4 of this Offer to Purchase. The term "Expiration Date" shall mean 12:00 midnight, Pacific Standard Time, on December 14, 2001, unless and until the Purchasers shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date on which the Offer, as so extended by the Purchaser, shall expire.

         The Offer is conditioned on satisfaction of certain conditions. See
Section 13, which sets forth in full the conditions of the Offer. The Purchasers reserves the right (but shall not be obligated), in its sole discretion and for any reason, to waive any or all of such conditions. If, by the Expiration Date, any or all of such conditions have not been satisfied or waived, the Purchasers reserve the right (but shall not be obligated) to (i) decline to purchase any of the Units tendered, terminate the Offer and return all tendered Units to tendering Unit holders, (ii) waive all the unsatisfied conditions and, subject to complying with applicable rules and regulations of the Commission, purchase all Units validly tendered, (iii) extend the Offer and, subject to the right of Unit holders to withdraw Units until the Expiration Date, retain the Units that have been tendered during the period or periods for which the Offer is extended or (iv) to amend the Offer. Notwithstanding the foregoing, upon the expiration of the Offer, if all conditions are either satisfied or waived, the Purchasers will promptly pay for all validly tendered Units, and the Purchasers do not intend to imply that the foregoing rights of the Purchasers would permit the Purchasers to delay payment for validly tendered Units following expiration.

         The Purchasers have no reason to believe that any condition or event will occur that would prevent the Purchasers from purchasing tendered Units as offered herein.

Section 2. Acceptance for Payment and Payment for Units. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), the Purchasers will accept for payment, and will pay for, Units validly tendered and not withdrawn in accordance with Section 4, promptly following the Expiration Date. In all cases, payment for Units purchased pursuant to the Offer will be made only after timely receipt by the Depositary of a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other documents required by the Letter of Transmittal.

         For purposes of the Offer, the Purchasers shall be deemed to have accepted for payment (and thereby purchased) tendered Units when, as and if the Purchasers give oral or written notice to the Depositary of the Purchasers' acceptance for payment of such Units pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Units purchased pursuant to the Offer will in all cases be made by deposit of the Offer Price with the Depositary, which will act as agent for the tendering Unit holders for the purpose of receiving payment from the Purchasers and transmitting payment to tendering Unit holders.

         Under no circumstances will interest be paid on the Offer Price by reason of any delay in making such payment.

         If any tendered Units are not purchased for any reason, the Letter of Transmittal with respect to such Units not purchased will be of no force or effect. If, for any reason whatsoever, acceptance for payment of, or payment for, any Units tendered pursuant to the Offer is delayed or the Purchasers are unable to accept for payment, purchase or pay for Units tendered pursuant to the Offer, then, without prejudice to the Purchasers' rights under Section 13 (but subject to compliance with Rule 14e-1(c) under the Exchange Act), the Depositary may, nevertheless, on behalf of the Purchasers, retain tendered Units, subject to any limitations of applicable law, and such Units may not be withdrawn except to the extent that the tendering Unit holders are entitled to withdrawal rights as described in Section 4.

         If, prior to the Expiration Date, the Purchasers shall increase the consideration offered to Unit holders pursuant to the Offer, such increased consideration shall be paid for all Units accepted for payment pursuant to the Offer, whether or not such Units were tendered prior to such increase.

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Section 3. Procedures for Tendering Units.

Valid Tender. For Units to be validly tendered pursuant to the Offer, a properly completed and duly executed Letter of Transmittal (a copy of which is enclosed with this Offer to Purchase, printed on blue paper) with any other documents required by the Letter of Transmittal must be received by the Depositary at its address set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date. A Unit holder may tender any or all Units owned by such Unit holder.

In order for a tendering Unit holder to participate in the Offer, Units must be validly tendered and not withdrawn prior to the Expiration Date, which is 12:00 midnight, Pacific Standard Time, on December 14, 2001, or such date to which the Offer may be extended.

The method of delivery of the Letter of Transmittal and all other required documents is at the option and risk of the tendering Unit holder and delivery will be deemed made only when actually received by the Depositary.

Backup Federal Income Tax Withholding. To prevent the possible application of 31% backup federal income tax withholding with respect to payment of the Offer Price for Units purchased pursuant to the Offer, a tendering Unit holder must provide the Depositary with such Unit holder's correct taxpayer identification number and make certain certifications that such Unit holder is not subject to backup federal income tax withholding. Each tendering Unit holder must insert in the Letter of Transmittal the Unit holder's taxpayer identification number or social security number in the space provided on the front of the Letter of Transmittal. The Letter of Transmittal also includes a substitute Form W-9, which contains the certifications referred to above. (See the Instructions to the Letter of Transmittal.)

FIRPTA Withholding. To prevent the withholding of federal income tax in an amount equal to 10% of the sum of the Offer Price for each Unit tendered, each Unit holder must complete the FIRPTA Affidavit included in the Letter of Transmittal certifying such Unit holder's taxpayer identification number and address and that the Unit holder is not a foreign person. (See the Instructions to the Letter of Transmittal and "Section 6. Certain Federal Income Tax Consequences.")

Other Requirements. By executing a Letter of Transmittal as set forth above, a tendering Unit holder irrevocably appoints the designees of the Purchasers as such Unit holder's proxies, in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such Unit holder's rights with respect to the Units tendered by such Unit holder and accepted for payment by the Purchasers. Such appointment will be effective when, and only to the extent that, the Purchasers accept such Units for payment. Upon such acceptance for payment, all prior proxies given by such Unit holder with respect to such Units will, without further action, be revoked, and no subsequent proxies may be given (and if given will not be effective). The designees of the Purchasers will, with respect to such Units, be empowered to exercise all voting and other rights of such Unit holder as they in their sole discretion may deem proper at any meeting of Unit holders, by written consent or otherwise. In addition, by executing a Letter of Transmittal, a Unit holder also assigns to the Purchasers all of the Unit holder's rights to receive distributions from the Partnership with respect to Units which are accepted for payment and purchased pursuant to the Offer, other than those distributions declared or paid during the period commencing on the Offer Date and terminating on the Expiration Date.

Determination of Validity; Rejection of Units; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Units pursuant to the procedures described above will be determined by the Purchasers, in their sole discretion, which determination shall be final and binding. The Purchasers reserve the absolute right to reject any or all tenders if not in proper form or if the acceptance of, or payment for, the absolute right to reject any or all tenders if not in proper form or if the acceptance of, or payment for, the Units tendered may, in the opinion of the Purchasers' counsel, be unlawful. The Purchasers also reserve the right to waive any defect or irregularity in any tender with respect to any particular Units of any particular Unit holder, and the Purchasers' interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the Instructions thereto) will be final and binding. Neither the Purchasers, the Depositary, nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any Units or will incur any liability for failure to give any such notification.

         A tender of Units pursuant to any of the procedures described above will constitute a binding agreement between the tendering Unit holder and the Purchasers upon the terms and subject to the conditions of the Offer, including the tendering Unit holder's representation and warranty that (i) such Unit holder owns the Units being tendered within the meaning of Rule 14e-4 under the Exchange Act and (ii) the tender of such Unit complies with Rule 14e-4. Rule 14e-4 requires, in general, that a tendering security holder actually be able to deliver the security subject to the tender offer, and is of concern particularly to any Unit holders who have granted options to sell or purchase the Units, hold option rights to acquire such securities, maintain "short" positions in the Units (i.e., have borrowed the Units) or have loaned the Units to a short seller. A Unit holder will be deemed to tender Units in compliance with Rule 14e-4 and the Offer if the holder is the record owner of the Units and the holder (i) delivers the Units pursuant to the terms of the Offer, (ii) causes such delivery to be made, (iii) guarantees such delivery, (iv) causes a guaranty of such delivery, or (v) uses any other method permitted in the Offer (such as facsimile delivery of the Transmittal Letter).

Section 4. Withdrawal Rights. Except as otherwise provided in this Section 4, all tenders of Units pursuant to the Offer are irrevocable, provided that Units tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment as provided in this Offer to Purchase, may also be withdrawn at any time on or after January 13, 2002.

         For withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at the address or the facsimile number set forth in the attached Letter of Transmittal. Any such notice of withdrawal must specify the name of the person who tendered the Units to be withdrawn and must be signed by the person(s) who signed the Letter of Transmittal in the same manner as the Letter of Transmittal was signed.

         If purchase of, or payment for, Units is delayed for any reason or if the Purchasers are unable to purchase or pay for Units for any reason, then, without prejudice to the Purchasers' rights under the Offer, tendered Units may be retained by the Depositary on behalf of the Purchasers and may not be withdrawn except to the extent that tendering Unit holders are entitled to withdrawal rights as set forth in this Section 4, subject to Rule 14e-1(c) under the Exchange Act, which provides that no person who makes a tender offer shall fail to pay the consideration offered or return the securities deposited by or on behalf of security holders promptly after the termination or withdrawal of the tender offer.

         All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchasers, in their sole discretion, which determination shall be final and binding. Neither the Purchasers, the Depositary, nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give any such notification.

         Any Units properly withdrawn will be deemed not to be validly tendered for purposes of the Offer. Withdrawn Units may be re-tendered, however, by following the procedures described in Section 3 at any time prior to the Expiration Date.

Section 5. Extension of Tender Period; Termination; Amendment. The Purchasers expressly reserve the right, in its sole discretion, at any time and from time to time, (i) to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Units by giving oral or written notice of such extension to the Depositary, (ii) upon the occurrence or failure to occur of any of the conditions specified in Section 13, to delay the acceptance for payment of, or payment for, any Units not heretofore accepted for payment or paid for, or to terminate the Offer and not accept for payment any Units not theretofore accepted for payment or paid for, by giving oral or written notice of such termination to the Depositary, and (iii) to amend the Offer in any respect (including, without limitation, by increasing or decreasing the consideration offered or the number of Units being sought in the Offer or both or changing the type of consideration) by giving oral or written notice of such amendment to the Depositary. Any extension, termination or amendment will be followed as promptly as practicable by public announcement, the announcement in the case of an extension to be issued no later than 9:00 a.m., Eastern Standard Time, on the next business day after the previously scheduled Expiration Date, in accordance with the public announcement requirement of Rule 14d-4(c) under the Exchange Act. Without limiting the manner in which the Purchasers may choose to make any public announcement, except as provided by applicable law (including Rule 14d-4(c) under the Exchange Act), the Purchasers will have no obligation to publish, advertise or otherwise communicate any such public announcement, other than by issuing a release to the Dow Jones News Service or other national news agency. The Purchasers may also be required by applicable law to disseminate to Unit holders certain information concerning the extensions of the Offer and any material changes in the terms of the Offer.

         If the Purchasers extend the Offer, or if the Purchasers (whether before or after its acceptance for payment of Units) is delayed in their payment for Units or is unable to pay for Units pursuant to the Offer for any reason, then, without prejudice to the Purchasers' rights under the Offer, the Depositary may retain tendered Units on behalf of the Purchasers, and such Units may not be withdrawn except to the extent tendering Unit holders are entitled to withdrawal rights as described in Section 4. However, the ability of the Purchasers to delay payment for Units that the Purchasers have accepted for payment is limited by Rule 14e-1 under the Exchange Act, which requires that the Purchasers pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of the Offer.

         If the Purchasers make a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, the Purchasers will extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following a material change in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the change in the terms or information. With respect to a change in price or a change in percentage of securities sought (other than an increase of not more than 2% of the securities sought), however, a minimum ten business day period is generally required to allow for adequate dissemination to security holders and for investor response. As used in this Offer to Purchase, "business day" means any day other than a Saturday, Sunday or a federal holiday, and consists of the time period from 12:01 a.m. through 12:00 midnight, Pacific Standard Time.

Section 6.Certain Federal Income Tax Consequences. THE FEDERAL INCOME TAX DISCUSSION SET FORTH BELOW IS INCLUDED HEREIN FOR GENERAL INFORMATION ONLY AND DOES NOT PURPORT TO ADDRESS ALL ASPECTS OF TAXATION THAT MAY BE RELEVANT TO A PARTICULAR UNIT HOLDER. For example, this discussion does not address the effect of any applicable foreign, state, local or other tax laws other than federal income tax laws. Certain Unit holders (including trusts, foreign persons, tax-exempt organizations or corporations subject to special rules, such as life insurance companies or S corporations) may be subject to special rules not discussed below. This discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), existing regulations, court decisions and Internal Revenue Service ("IRS") rulings and other pronouncements. EACH UNIT HOLDER TENDERING UNITS SHOULD CONSULT SUCH UNIT HOLDER'S OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO SUCH UNIT HOLDER OF ACCEPTING The Offers, INCLUDING THE APPLICATION OF THE ALTERNATIVE MINIMUM TAX AND FEDERAL, FOREIGN, STATE, LOCAL AND OTHER TAX LAWS.

         The following discussion is based on the assumption that each Partnership is treated as a partnership for federal income tax purposes and is not a "publicly traded partnership" as that term is defined in the Code.

Gain or Loss. A taxable Unit holder will recognize a gain or loss on the sale of such Unit holder's Units in an amount equal to the difference between (i) the amount realized by such Unit holder on the sale and (ii) such Unit holder's adjusted tax basis in the Units sold. The amount realized by a Unit holder will include the Unit holder's share of the Partnership's liabilities, if any (as determined under Code section 752 and the regulations thereunder). If the Unit holder reports a loss on the sale, such loss generally could not be currently deducted by such Unit holder except against such Unit holder's capital gains from other investments. In addition, such loss would be treated as a passive activity loss. (See "Suspended Passive Activity Losses" below.)

         The adjusted tax basis in the Units of a Unit holder will depend upon individual circumstances. (See also "Partnership Allocations in Year of Sale" below.) Each Unit holder who plans to tender hereunder should consult with the Unit holder's own tax advisor as to the Unit holder's adjusted tax basis in the Unit holder's Units and the resulting tax consequences of a sale.

         If any portion of the amount realized by a Unit holder is attributable to such Unit holder's share of "unrealized receivables" or "substantially appreciated inventory items" as defined in Code section 751, a corresponding portion of such Unit holder's gain or loss will be treated as ordinary gain or loss. It is possible that the basis allocation rules of Code Section 751 may result in a Unit holder's recognizing ordinary income with respect to the portion of the Unit holder's amount realized on the sale of a Unit that is attributable to such items while recognizing a capital loss with respect to the remainder of the Unit.

         A tax-exempt Unit holder (other than an organization described in Code
Section 501(c)(7) (social club), 501(c)(9) (voluntary employee benefit association), 501(c)(17) (supplementary unemployment benefit trust), or 501(c)(20) (qualified group legal services plan)) should not be required to recognize unrelated trade or business income upon the sale of its Units pursuant to the Offers, assuming that such Unit holder does not hold its Units as a "dealer" and has not acquired such Units with debt financed proceeds.

Partnership Allocations in Year of Sale. A tendering Unit holder will be allocated the Unit holder's pro rata share of the annual taxable income and losses from the Partnership with respect to the Units sold for the period through the date of sale, even though such Unit holder will assign to the Purchasers their rights to receive certain cash distributions with respect to such Units. Such allocations and any Partnership distributions for such period would affect a Unit holder's adjusted tax basis in the tendered Units and, therefore, the amount of gain or loss recognized by the Unit holder on the sale of the Units.

Possible Tax Termination. The Code provides that if 50% or more of the capital and profits interests in a partnership are sold or exchanged within a single 12-month period, such partnership generally will terminate for federal income tax purposes. Such a termination is unlikely to result from consummation of an Offer because of the limited nature of the Offers and limited number of reported transactions in Units, but it is nevertheless possible that a Partnership could terminate for federal income tax purposes. Although the likelihood is remote, a tax termination of the Partnership could have an effect on a corporate or other non-individual Unit holder whose tax year is not the calendar year, as such a Unit holder might recognize more than one year's Partnership tax items in one tax return, thus accelerating by a fraction of a year the effects from such items.

Suspended "Passive Activity Losses". A Unit holder who sells all of the Unit holder's Units would be able to deduct "suspended" passive activity losses from the Partnership, if any, in the year of sale free of the passive activity loss limitation. As a limited partner of the Partnership, which was engaged in real estate activities, the ability of a Unit holder, who or which is subject to the passive activity loss rules, to claim tax losses from the Partnership was limited. Upon sale of all of the Unit holder's Units, such Unit holder would be able to use any "suspended" passive activity losses first against gain, if any, on sale of the Unit holder's Units and then against income from any other source.

Foreign Unit holders. Gain realized by a foreign Unit holder on a sale of a Unit pursuant to the Offers will be subject to federal income tax. Under Section 1445 of the Code, the transferee of a partnership interest held by a foreign person is generally required to deduct and withhold a tax equal to 10% of the amount realized on the disposition. The Purchasers will withhold 10% of the amount realized by a tendering Unit holder from the purchase price payment to be made to such Unit holder unless the Unit holder properly completes and signs the FIRPTA Affidavit included as part of the Letter of Transmittal certifying the Unit holder's TIN, that such Unit holder is not a foreign person and the Unit holder's address. Amounts withheld would be creditable against a foreign Unit holder's federal income tax liability and, if in excess thereof, a refund could be obtained from the Internal Revenue Service by filing a U.S. income tax return.


Section 7. Effects of the Offer.

Effect on Trading Market. See the discussion above under "Establishment of the Offer Price." The Purchasers are not aware of any specific effect the Offer will have on the trading market for Units.

Voting Power of Purchasers. Upon consummation of the Offer, if the Minimum Offer condition is satisfied, the Purchasers will control any vote on matters subject to Limited Partner vote.

Other Potential Effects. The Units are registered under the Exchange Act, which requires, among other things that the Partnership furnish certain information to its Unit holders and to the Commission and comply with the Commission's proxy rules in connection with meetings of, and solicitation of consents from, Unit holders. Registration and reporting requirements could be terminated by the Partnership if the number of record holders is below 300, or below 500 if the Partnership's total assets are below $10 million for three consecutive preceding fiscal years. According to the Partnership's annual report on Form 10-K for the year ended December 31, 2000, "As of March 1, 2001, there were approximately 9,128 holders of Units of Registrant (including the initial limited partner), owning an aggregate of 330,004 Units." The Purchasers Offer is for all outstanding Units and their conditions to closing the purchase of any Units require a minimum tender of just more than half the outstanding Units. Based on the Purchasers' experience in similar offers, it remains uncertain that they will receive any response from a significant number of Unit holders. Accordingly, the Purchasers do not believe that the purchase of Units pursuant to the Offer will affect the Units' eligibility for de-registration under the Exchange Act. However, if a greater than expected response does occur, the Units could be eligible for de-registration. If that were to occur, the Purchasers hereby undertake to continue the Units as registered securities notwithstanding their status as eligible for de-registration.

Section 8. Future Plans. The Purchasers are seeking to purchase all outstanding Units. If the Purchasers acquire fewer than all outstanding Units pursuant to the Offer, the Purchasers may seek to make further purchases on the open market at prevailing prices, or solicit Units pursuant to one or more future tender offers at the same price, a higher price or, if the Partnership's circumstances change, at a lower price. Alternatively, the Purchasers may discontinue any further purchases of Units after termination of the Offer, regardless of the number of Units purchased. The Offer is not made with any current view toward or plan or purpose of acquiring Units in a series of successive and periodic offers. Nevertheless, as noted above, the Purchasers reserve the right to gauge the response to this solicitation, and, if not successful in achieving the Maximum Offer, may consider future offers. Factors affecting the Purchasers' future interest in acquiring additional Units include, but are not limited to, the relative success of the current Offer, any increase or decrease in the availability of capital for investment by the Purchasers, the current diversification and performance of its portfolio of investment securities, developments in the public market in the Units or actions by unrelated parties to tender for or purchase Units, the status of and changes and trends in the Partnership's operations, and local and national real estate and financial market developments and trends.

         If the Purchasers acquire the Minimum Offer, they intend to vote their Units (i) to amend the Partnership Agreement to substitute Sutter Capital Management, LLC, or one of its affiliates, for the current General Partners as General Partner of the Partnership, and (ii) to extend the term of the Partnership and permit the reinvestment of the current cash assets of the Partnership, and any future proceeds from the operation or sale of its property, in additional real estate investments. The Purchasers currently anticipate that they would seek investment objectives similar to those of the Partnership, but would consider a wide variety of investments to achieve those objectives. Except as set forth above, the Purchasers have no present intention to cause the Partnership to engage in any extraordinary transaction, or to change the structure, management or operations of the Partnership, the listing status of the Units or the reporting requirements of the Partnership. The Purchasers nevertheless reserve the right, at an appropriate time, to exercise its rights as a Unit holder to vote on any other matters subject to Unit holder vote.

Section 9. The Business of the Partnership. Information included herein concerning the Partnership is derived from the Partnership's publicly-filed reports. Information concerning the Partnership, its assets, operations and management is contained in its Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission. Such reports and filings are available on the Commission's EDGAR system, at its internet web site at www.sec.gov, and are available for inspection at the Commission's principal office in Washington, D.C. and at its regional offices in New York, New York and Chicago, Illinois. The Purchasers have relied on such information to the extent information is presented herein concerning the Partnership, and expressly disclaim any responsibility for the information included in such reports and extracted in this Offer.

The following are excerpts from the Partnership's most recent annual report disclosure under the caption "Item 1. Business":

"The principal business of the Registrant is and has been to invest primarily in "zero coupon" first and junior mortgage loans ("Mortgage Loans") on properties owned or acquired principally by privately and publicly syndicated limited partnerships originally sponsored by affiliates of Integrated Resources, Inc. ("Integrated"), the original owner of the Investment General Partner. The Mortgage Loans generally had original terms of approximately twelve years (with a right to prepay with payment of a prepayment penalty between the eighth and ninth years and without penalty beginning in the tenth year) with all interest and principal due and payable at the maturity or prepayment of the Mortgage Loan. As of December 31, 2000, the Registrant's sole remaining asset was its interest in the Comfort Inn in Richmond, Virginia. The Registrant is currently negotiating with an unaffiliated third party to sell the property for a purchase price of $3,700,000. It is expected that if a contract can be negotiated and the purchaser satisfactorily completes its due diligence review, the sale will occur, if at all, during the second half of 2001. If the sale is consummated, the Registrant will be dissolved and its assets, after establishing sufficient reserves, will be distributed to its partners.


Registrant originally invested its net proceeds in sixteen Mortgage Loans which aggregated $70,332,103. Registrant lost its entire investment in seven Mortgage Loans as a result of foreclosures or discounted payoffs of senior lenders. Three of the Mortgage Loans, the 595 Madison Loan, the Bellekirk Loan and the Pace Loan, were prepaid in their entirety on November 30, 1989, July 2, 1992 and January 23, 1997, respectively Four Mortgage Loans had been converted to potential equity participations with BP Shopping Center's participation being paid on February 20, 1997, Research Triangle's participation interest being paid on September 17, 1997, Pike Creek's participation interest being paid on August 4, 1998 and Berkeley Western's participation interest being paid on August 20, 1999. During the second quarter of 2000, the borrower under Registrant's remaining loan asset satisfied its loan. As a result, the Registrant's sole remaining asset is its motel property in Richmond, Virginia which Registrant acquired title to as a result of its foreclosure on the Southern Inns Loan. See "Current Investments" below.

     A. CURRENT INVESTMENTS

     Comfort Inn Richmond, Virginia - Registrant originally loaned Southern Inns Associates $4,000,000 secured by seven properties, one of which was a motel property located in Richmond, Virginia. On April 1, 1993, Registrant acquired title by foreclosure and assumed ownership responsibilities of the Richmond Comfort Inn Executive Center, located in Richmond, Virginia. Registrant acquired title to the property subject to a first mortgage. The Comfort Inn is a limited service motel situated on approximately 2.5 acres of land and it contains 123 guest rooms. This property is subject to a first mortgage loan which had a principal balance of $3,227,254 as of December 31, 2000. The interest rate on the loan is adjustable every five years with a current interest rate of 8.5% effective through April 2002 and is based on a 2% premium over the Federal Home Loan Bank of Atlanta Five Year Advance Rate. The loan presently requires monthly payments of interest and principal aggregating $33,701. The lender is permitted to accelerate the note at any time on six months notice. Registrant has not received a notice of acceleration from the lender.

     The Registrant is currently negotiating with an unaffiliated third party to sell the property for a purchase price of $3,700,000. If an agreement can ultimately be negotiated, the sale would be subject to the buyer's satisfactory completion of its due diligence review and would likely close during the second half of 2001. If the sale is ultimately consummated, the Registrant will be dissolved and its assets, after establishing sufficient reserves, will be distributed to its partners.

     Set forth below is a table showing the gross carrying value and accumulated depreciation and federal tax basis, as of December 31, 2000, of the motel property owned by Registrant:

  Gross Carrying     Accumulated                                  Federal
      Value          Depreciation       Rate         Method      Tax Basis
  --------------     ------------       ----         ------      ---------

   $4,436,607         $883,367         7/40 yr.        S/L      $3,690,684

         Set forth below is a table showing the average occupancy rate and room rental rate at the motel property for the years ended December 31 2000, 1999 and 1998"

                                   Year ended December 31,
                               -----------------------------

                               2000        1999         1998
                               ----        ----         ----

Average Occupancy Rate         58%          57%          59%

Average Room Rental Rate      $58.87      $56.73       $54.12

     B. INVESTMENTS RECENTLY TERMINATED

     West Palm Loan - Originally a $9,200,000 second mortgage loan (the "West Palm Loan") to West Palm Associates Limited Partnership ("West Palm Associates"), a private limited partnership originally sponsored by Integrated which is secured by a 582 unit apartment complex known as The West Palm located in Los Angeles, California (the "West Palm Property"). The West Palm Loan originally bore simple interest at varying rates that were the equivalent of 13.46% per annum compounded monthly and was originally due July 1, 2000, at which time a balloon payment of approximately $46,021,411, together with additional interest (as described below), if any, was payable. The total amount, including fees, allocated to the West Palm Loan from the gross proceeds from Registrant's offering was $10,791,789.

     In 1997, the West Palm Loan was restructured in connection with the bankruptcy filing made by West Palm Associates to provide for a principal balance of $5,000,000, an interest rate of 7% per annum and a new maturity date of February 2017. West Palm Associates was not required to make any payments of principal or interest on the note until maturity.

     West Palm subsequently approached Registrant seeking to restructure the West Palm Loan. During the course of these negotiations, West Palm entered into an agreement to sell its property to an unaffiliated third party. As a condition to the entering into of this agreement, the Registrant agreed to accept a payment of $5,000,000 in full satisfaction of the West Palm loan. During the three months ended June 30, 2000, the West Palm property was sold and the Registrant received $5,000,000 in satisfaction of its mortgage loan.

     Berkeley Loan - Originally a $2,250,000 (plus accrued interest) second mortgage loan (the "Berkeley Loan") was made to Berkeley Western Associates Limited Partnership ("BW Associates"), a private limited partnership sponsored by Integrated which was secured by an office building commonly known as the Great Western Savings Building located in Berkeley, California (the "BW Property"). The BW Property consists of a thirteen-story office building, an adjacent six-level parking garage and the 1.31 acres of land underlying the building and garage located in downtown Berkeley, California.

     The Berkeley Loan originally bore interest at the rate of 14.5% compounded annually and was due December 31, 1997 at which time a balloon payment of $11,474,491, together with additional interest (as described below), if any, would be due and payable. The Berkeley Loan was allowed to be prepaid without penalty beginning January 1, 1996 and provided for the payment by BW Associates of additional interest reflecting a participation in the appreciation, if any, of the BW Property. The maximum annual compounded rate of interest, including additional interest with respect to the Berkeley Loan, was not to exceed 16.41%.

     The total amount, including fees, allocated to the loan from the gross proceeds of Registrant's offering was $2,749,653.

     The BW Property was also encumbered by a first mortgage loan in the amount of $14,750,000 originally held by Guaranty Federal Savings and Loan Association ("Guaranty Federal"). The first mortgage was to mature on January 1, 1996, bore interest at the rate of 12.25%.

     In January 1993, BW Associates filed for protection under Chapter 11 of the United States Bankruptcy Code (the "Bankruptcy Code"). A plan of reorganization (the "Plan") was confirmed by the Court on November 14, 1994. The Plan entitles Registrant to certain economic benefits after Guaranty Federal is repaid upon a sale or refinancing. Pursuant to the Plan, Guaranty Federal, consented to a claim of $10 million, the approximate value (at that time) of the BW Property which constitutes BW Associates major asset. A new promissory note (the "New Note"), in the principal sum of $10 million and secured by a first mortgage on the BW Property, superseded the existing note. The New Note had a term of four years and required payments of interest only at 5% per annum for the first two years, and 11% per annum for the latter two years.

     Upon repayment of all outstanding principal and interest of the New Note, all economic benefits (net sale proceeds, refinancing proceeds and distributable net cash flow) would be apportioned as follows:

          a) Registrant will receive a total and maximum priority distribution of $550,000 (inclusive of any previous priority distributions paid from net refinancing proceeds and from distributable net cash flow, if any). A non-interest bearing note for $550,000 replaced the original loan of $2,250,000 made by Registrant to BW Associates.

          b) The next $6 million of proceeds will be allocated pari passu, 25% to Guaranty Federal, 44% to Registrant, and 31% to BW Associates.

          c) Any additional amounts will be allocated pari passu, 12.5% to Guaranty Federal, 43.75% each to BW Associates and Registrant.

     The entire carrying value of $2,481,562 was written off by Registrant during 1990.

     On August 20, 1999, the BW Property was sold to an unaffiliated third party for $19,500,000. In accordance with the terms of the New Note, Registrant received $3,887,555 representing repayment of the New Note and its share of participation in sale proceeds. Also, approximately $218,000 was held back by BW Associates in accordance with the sale agreement for unanticipated costs related to the sale. As a result of this transaction, Registrant has recorded a recovery of loan losses in the amount of $2,481,562 and interest income of $1,405,993 during the year ended December 31, 1999.

     Pike Creek Loan - Originally a $975,000 third mortgage loan (the "Pike Creek Loan") to Big Valley Associates Limited Partnership ("Big Valley Associates"), a private limited partnership originally sponsored by Integrated which was secured by the Pike Creek Shopping Center located in Pike Creek Valley, Delaware, bore interest at 13.4% per annum compounded monthly, and was originally scheduled to mature on December 31, 1999 at which time a balloon payment equal to the entire principal balance plus accrued interest thereon (approximately $4,824,806), together with additional interest, if any, would have been due and payable.

     The property securing the Pike Creek Loan was operating with positive cash flow and was meeting all debt service requirements. However, a second mortgage, which required no debt service payments until maturity, matured at the end of 1995. A first mortgage loan, which had a principal balance of approximately $12,850,000, matured on February 15, 1996.

     Negotiations were being conducted during early 1996 to refinance or otherwise restructure the first and second mortgages. Based on an internal valuation, at that time, the likelihood of Big Valley Associates obtaining

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continued financing would have been difficult. Therefore, Registrant had determined that interest on this loan should not be accrued.

     Due to the uncertainty associated with the ultimate collectibility of the Pike Creek Loan, an allowance for loan losses in the amount of $946,000 was established during March 1995, which reduced the carrying value of the Pike Creek Loan to $1,050,832.

     In November 1996 this loan was amended and restated (the "Amended Note"). The Amended Note had a principal balance of $830,000 which was comprised of $500,000 of the original loan made by Registrant and $330,000 of new funds advanced by Registrant. The $500,000 portion of the Amended Note bore interest at 7% per annum and the $330,000 portion bore interest at 12% per annum, both compounded annually. The amendment was necessary in order to facilitate the refinancing of the first mortgage loan of Big Valley Associates which was in default. Additionally, it allowed for the satisfaction of the second mortgage loan. The $330,000 advanced to Big Valley Associates was used, in addition to funds provided by Big Valley Associates, to satisfy its second mortgage loan payable. Both portions of the Amended Note were serviced by a percentage of net cash flow from the property. Net cash flow was defined as the amount by which, in any calendar year, rent received by Big Valley Associates exceeded all costs and expenses incurred in connection with the property, including debt service. In addition, various provisions were made for Registrant to receive additional interest from Big Valley Associates upon the ultimate sale or refinancing of the property.

     On August 4, 1998, the property underlying the Pike Creek Loan was sold. As a result, Registrant received approximately $3,790,000 of which $1,437,000 was applied towards principal, $1,051,000 towards recovery of loan losses and the balance of $1,302,000 towards interest."

Section 10. Conflicts of Interest. The Depositary is affiliated with the Purchasers. Therefore, by virtue of this affiliation, the Depositary may have inherent conflicts of interest in acting as Depositary for the Offer. The Depositary's role is administrative only, however, and any conflict of interest should not be deemed material to Unit holders.

Section 11. Certain Information Concerning the Purchasers. The Purchasers are SUTTER OPPORTUNITY FUND 2, LLC, a privately held investment fund, and SUTTER CAPITAL MANAGEMENT, LLC, its manager. For information concerning the Purchasers and their principal, please refer to Schedule I attached hereto. The principal business of the Purchasers is investment in real estate securities. The principal business address of the Purchasers is 150 Post Street, Suite 320, San Francisco, California 94108.

         The Purchasers have made binding commitments to contribute and have available sufficient amounts of capital necessary to fund the acquisition of all Units subject to the Offer, the expenses to be incurred in connection with the Offer, and all other anticipated costs of the Purchasers. The Purchasers are not public companies and have not prepared audited financial statements. The Purchasers currently have over $6 million in liquid net assets available to fund the purchase of Units.

         Except as otherwise set forth herein, (i) neither the Purchasers nor, to the best knowledge of the Purchasers, the persons listed on Schedule I nor any affiliate of the Purchasers beneficially owns or has a right to acquire any Units, (ii) neither the Purchasers nor, to the best knowledge of the Purchasers, the persons listed on Schedule I nor any affiliate of the Purchasers, or any director, executive officer or subsidiary of any of the foregoing has effected any transaction in the Units within the past 60 days, (iii) neither the Purchasers nor, to the best knowledge of the Purchasers, the persons listed on
Schedule I nor any affiliate of the Purchasers have any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Partnership, including but not limited to, contracts, arrangements, understandings or relationships concerning the transfer or voting thereof, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations, (iv) there have been no transactions or business relationships which would be required to be disclosed under the rules and regulations of the Commission between any of the Purchasers or, to the best knowledge of the Purchasers, the persons listed on Schedule I, or any affiliate of the Purchasers on the one hand, and the Partnership or its affiliates, on the other hand, (v) there have been no contracts, negotiations or transactions between the Purchasers, or to the best knowledge of the Purchasers any affiliate of the Purchasers on the one hand, the persons listed on Schedule I, and the Partnership or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities,

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

an election of directors or a sale or other transfer of a material amount of assets, (vi) no person listed on Schedule I has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors), and (vii) no person listed on Schedule I has been a party to any judicial or administrative proceeding during the past five years (except for matters dismissed without sanction or settlement) that resulted in a judgment, decree, or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Section 12. Source of Funds. The Purchasers expect that approximately $2,475,030would be required to purchase 330,004 Units, if tendered, and an additional $20,000 may be required to pay related fees and expenses. The Purchasers anticipate funding all of the purchase price and related expenses through their existing liquid capital reserves. The cash to complete the entire purchase is in the Purchasers' hands and is committed to that purpose. Accordingly, there are no financing arrangements to fall through and no alternative financing plans.

Section 13. Conditions of the Offer. Notwithstanding any other term of the Offer, the Purchasers shall not be required to accept for payment or to pay for any Units tendered unless all authorizations or approvals of, or expirations of waiting periods imposed by, any court, administrative agency or other governmental authority necessary for the consummation of the transactions contemplated by the Offer shall have been obtained or occurred on or before the Expiration Date.

         In addition to the other conditions to the Offer set forth in this
Section 13 below, the Purchasers shall not be required to accept for payment or to pay for any Units tendered unless on or prior to the Expiration Date: (i) the Purchasers have received and accepted for payment valid tenders of a minimum of 165,001 Units and such Units are not withdrawn as of the Expiration Date (referred to herein as the "Minimum Offer"); (ii) the General Partners have recommended acceptance of the Offer; (iii) no distributions are made or declared by the Partnership prior to the Expiration Date; (iv) the Partnership provides the Purchasers with a current mailing list of Unit holders with which to conduct solicitation of the Offer; (v) the General Partners and Partnership agree to waive any and all transfer fees and expenses in connection with transfers of tendered Units and have approved transfer of all such Units; and (vi) as of the Expiration Date, the Partnership has neither disposed of nor entered into any agreement to dispose of any of the assets held by the Partnership as of the Offer Date. The Purchasers have contacted the General Partners, and the General Partners have advised the Purchaser that, if the Offer is made on the terms set forth herein, the General Partners would cause conditions (ii), (iv), (v) and
(vi) to be satisfied.

         In addition to the above conditions, the Purchasers shall not be required to accept for payment or pay for any Units not theretofore accepted for payment or paid for and may terminate or amend the Offer as to such Units if, at any time on or after the date of the Offer and before the Expiration Date, any of the following conditions exists:

         (a) a preliminary or permanent injunction or other order of any federal or state court, government or governmental authority or agency shall have been issued and shall remain in effect which (i) makes illegal, delays or otherwise directly or indirectly restrains or prohibits the making of the Offer or the acceptance for payment of or payment for any Units by the Purchasers, (ii) imposes or confirms limitations on the ability of the Purchasers effectively to exercise full rights of ownership of any Units, including, without limitation, the right to vote any Units acquired by the Purchasers pursuant to the Offer or otherwise on all matters properly presented to the Partnership's Unit holders,
(iii) requires divestiture by the Purchasers of any Units, (iv) causes any material diminution of the benefits to be derived by the Purchasers as a result of the transactions contemplated by the Offer or (v) might materially adversely affect the business, properties, assets, liabilities, financial condition, operations, results of operations or prospects of the Purchasers or the Partnership, in the reasonable judgment of the Purchasers;

         (b) there shall be any action taken, or any statute, rule, regulation or order proposed, enacted, enforced, promulgated, issued or deemed applicable to the Offer by any federal or state court, government or governmental authority or agency, other than the application of the waiting period provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which might, directly or indirectly, result in any of the consequences referred to in clauses
(i) through (v) of paragraph (a) above;

         (c) any change or development shall have occurred or been threatened since the date hereof, in the business, properties, assets, liabilities, financial condition, operations, results of operations or prospects of the Partnership, which, in the reasonable judgment of the Purchasers, is or may be materially adverse to the Partnership, or the Purchasers shall have become aware of any fact that, in the reasonable judgment of the Purchasers, does or may have a material adverse effect on the value of the Units;

         (d) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) any limitation by any governmental authority on, or other event which might affect, the extension of credit by lending institutions or result in any imposition of currency controls in the United States, (iv) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States, (v) a material change in United States or other currency exchange rates or a suspension of a limitation on the markets thereof, or (vi) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or

         (e) it shall have been publicly disclosed or the Purchasers shall have otherwise learned that (i) more than fifty percent of the outstanding Units have been or are proposed to be acquired by another person (including a "group" within the meaning of Section 13(d)(3) of the Exchange Act), or (ii) any person or group that prior to such date had filed a Statement with the Commission pursuant to Sections 13(d) or (g) of the Exchange Act has increased or proposes to increase the number of Units beneficially owned by such person or group as disclosed in such Statement by two percent or more of the outstanding Units.

         The foregoing conditions are for the sole benefit of the Purchasers and may be asserted by the Purchasers or may be waived by the Purchasers in whole or in part in its sole exercise of reasonable discretion, and the Offer will remain open for a period of at least five business days following any such waiver of a material condition. Any termination by the Purchasers concerning the events described above will be final and binding upon all parties.

Section 14. Certain Legal Matters.

General. Except as set forth in this Section 14, the Purchasers are not aware of any filings, approvals or other actions by any domestic or foreign governmental or administrative agency that would be required prior to the acquisition of Units by the Purchasers pursuant to the Offer. Should any such approval or other action be required, it is the Purchasers' present intention that such additional approval or action would be sought. While there is no present intent to delay the purchase of Units tendered pursuant to the Offer pending receipt of any such additional approval or the taking of any such action, there can be no assurance that any such additional approval or action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the Partnership's business, or that certain parts of the Partnership's business might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or action, any of which could cause the Purchasers to elect to terminate the Offer without purchasing Units thereunder. The Purchasers' obligation to purchase and pay for Units is subject to certain conditions, including conditions related to the legal matters discussed in this Section 14.

Antitrust. The Purchasers does not believe that the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, is applicable to the acquisition of Units pursuant to the Offer.

Margin Requirements. The Units are not "margin securities" under the regulations of the Board of Governors of the Federal Reserve System and, accordingly, such regulations are not applicable to the Offer.

State Takeover Laws. A number of states have adopted anti-takeover laws which purport, to varying degrees, to be applicable to attempts to acquire securities of corporations which are incorporated in such states or which have substantial assets, security holders, principal executive offices or principal places of business therein. These laws are directed at the acquisition of corporations and not Trusts. The Purchasers, therefore, do not believe that any anti-takeover laws apply to the transactions contemplated by the Offer.

         Although the Purchasers have not attempted to comply with any state anti-takeover statutes in connection with the Offer, the Purchasers reserve the right to challenge the validity or applicability of any state law allegedly applicable to the Offer and nothing in this Offer nor any action taken in connection herewith is intended as a waiver of such right. If any state anti-takeover statute is applicable to the Offer, the Purchasers might be unable to accept for payment or purchase Units tendered pursuant to the Offer or be delayed in continuing or consummating the Offer. In such case, the Purchasers may not be obligated to accept for purchase or pay for any Units tendered.

Section 15. Fees and Expenses. The Purchasers have retained Sutter Capital Management, LLC, an affiliate of the Purchasers, to act as Depositary in connection with the Offer. The Purchasers will pay the Depositary reasonable

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and customary compensation for its services in connection with the Offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Depositary against certain liabilities and expenses in connection therewith, including liabilities under the federal securities laws. The Purchasers will also pay all costs and expenses of printing, publication and mailing of the Offer and all costs of transfer.

Section 16. Miscellaneous. THE OFFER IS NOT BEING MADE TO (NOR WILL TENDERS BE ACCEPTED FROM OR ON BEHALF OF) UNIT HOLDERS IN ANY JURISDICTION IN WHICH THE MAKING OF THE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE LAWS OF SUCH JURISDICTION. THE PURCHASERS ARE NOT AWARE OF ANY JURISDICTION WITHIN THE UNITED STATES IN WHICH THE MAKING OF THE OFFER OR THE ACCEPTANCE THEREOF WOULD BE ILLEGAL.

         No person has been authorized to give any information or to make any representation on behalf of the Purchasers not contained herein or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

November 14, 2001

SUTTER OPPORTUNITY FUND 2, LLC
SUTTER CAPITAL MANAGEMENT, LLC




















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                                   SCHEDULE I

                       THE PURCHASERS AND THEIR PRINCIPAL

             The Purchasers are SUTTER OPPORTUNITY FUND 2, LLC, a California limited liability company formed in 2000 to invest in a portfolio of investment securities, and SUTTER CAPITAL MANAGEMENT, LLC, its manager. Robert Dixon is the managing member of Sutter Capital Management, LLC. Other information concerning the these persons is set forth below.

             The principal business address for the Purchasers, and Robert Dixon, is 150 Post Street, Suite 320, San Francisco, California 94108, and the business telephone number for each is 415-788-1441.

Sutter Capital Management, LLC

             Sutter Capital Management, LLC is a California limited liability company formed in 1998. The managing member and controlling interest holder in Sutter Capital Management, LLC is Robert E. Dixon.

             Mr. Dixon received his Bachelors degree in economics from the University of California at Los Angeles in 1992. He worked for Lehman Brothers, Inc. in equity sales and trading during 1993 and 1994. From October 1994 to June, 1996 he worked for MacKenzie Patterson, Inc. as a securities research analyst. Mr. Dixon became a Chartered Financial Analyst in 1996, and received his Master of Business Administration degree from Cornell University in 1998.
In July of 1998 he began buying and selling securities for his own account and that of the entities he controls, and he has principally been engaged in that activity since that date. Mr. Dixon was a registered representative of North Coast Securities from 1994 through 1997. Mr. Dixon is a U.S. citizen.




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